Exhibit 10.2

August 31, 2006

Global Green Solutions Inc.
c/o 880 - 609 Granville Street
PO Box 10321
Vancouver, BC
V7Y 1G5

Attention:     Mr. Elden Schorn

Dear Sirs:

Re: Office Sublease

You wish to extend your sublease agreement with MCSI Consulting Services Inc. This letter agreement sets out the terms and conditions of the amended sublease arrangement. As follows:

Subleased Premises	The offices marked on the attached plan with 24 hour, 7 day a week access.

Term

The original sublease agreement was effective March 15, 2006 and was terminated effective August 31, 2006. This amended sublease commences effective September 1, 2006 and is for two months, September and October 2006.

Rent	You are to prepay monthly rent of C $1,000 plus applicable taxes by the beginning of each month, without any right of setoff.

Security Deposit

Your security deposit of C $800 made in April 2006 will be returned after your offices are vacated. We reserve the right to apply this deposit to remove equipment, make repairs to the Subleased Premises in order to return the Subleased Premises to their original condition and to cover any unpaid amounts due in respect of Rent or Extras.

Extras

We will charge you for disbursements such as courier, postage, photocopying and laser printing and colour printing, long distance telephone, fax, lost keys, cost of re-keying the MCSI premises if you lose a key, and security passes. We will also charge you for secretarial and administrative services at our standard hourly rates in effect from time to time (currently $30 per hour to $75 per hour, depending on the personnel used). You are to pay these charges within five business days of our presenting the invoice, without right of setoff.

Telephone

You may continue having your own telephone line(s) connected to our telephone system, or to bypass our system; however, you must arrange to have it disconnected at the appropriate time. You may use the MCSI phone number, for which we will charge you a portion of our connection costs and specific long distance charges.

Global Green Solutions Inc.
August 31, 2006

Supplies and incidentals	You are to provide your own supplies and incidentals, although you may order them through us and we will charge you at our cost.

Insurance

Our insurance does not cover your property and might not cover general liability associated with you and your business; accordingly you should obtain your own insurance. For reasons beyond our control, it may become mandatory for you to obtain your own insurance. We reserve the right to make this change to your obligations, if required by our insurer or landlord.

We have the following obligations to you:

*	We will provide you with access to the Subleased Premises, coffee room, Internet, photocopier, fax machine and telephone lines.

*

We will provide access to our boardroom and meeting room on a first-come first-served basis. Please bear in mind that, to be fair to others, on average each office will have approximately one hour per day of such access.

*	We will provide reception service between 8:30 and 5:00 on business days, subject to short-term interruptions caused by staff scheduling issues.

We are dependent on our suppliers for some of the services offered and therefore we do not bear any responsibility for losses you may suffer if these services become unavailable due to problems caused by our suppliers or by short-term equipment system failure.

We are not responsible for any loss you may incur due to breaches of computer security, whether caused by MCSI, other subtenants or third parties. We recommend that you connect your computer to our network through a firewall to reduce the vulnerability of your system to malicious attacks.

In addition to the above, you have the following obligations to us. If you fail to abide by these obligations, we may immediately terminate this sublease arrangement.

*	You will keep the Subleased Premises in good repair, and in a clean and tidy condition, free from matter that we, in our sole discretion, consider offensive.

*	You will leave our kitchen area, boardroom and meeting room in a clean and presentable condition after you have used them.

*	You will abide by our office rules and the requirements of our landlord that may be in effect from time to time as set out in MCSI's lease agreement with our landlord.

Global Green Solutions Inc.
August 31, 2006

*

You will maintain current antivirus software on any computers that are plugged in to our network, perform frequent system scans and update your computer operating system regularly. We maintain the right to conduct periodic system tests in this regard.

*	You will not conduct business that we, in our sole discretion, consider to be offensive.

*

You will use proper care to ensure that keys to the suite and building security passes are not labelled, mislaid or lent to persons not specified in our log of authorized key and pass holders. You will promptly inform us if keys or passes are mislaid and will be liable for re-keying costs if we conclude that it is necessary to re-key the suite.

*	You will respect the privacy and confidentiality of MCSI, its clients, its personnel and other subtenants.

You may, at your own cost, arrange to change the locks on your office door. This must however be done in conjunction with the landlord to ensure emergency access to the Subleased Premises, and you must provide a copy of the new key to us.

Yours truly,

MCSI Consulting Services Inc.

TRACY A. MOORE
Tracy A. Moore
President

_____________________________________________________________________________________________________________

We agree with the above terms.

Global Green Solutions Inc.

ELDEN SCHORN
 Elden Schorn, Director and CEO

Global Green Solutions Inc.
August 31, 2006